Exhibit 2



                             STOCKHOLDER AGREEMENT


        THIS STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of September 27, 1999, by and among Liquid Holdings Inc., a Delaware corporation ("Parent"), Huib Geerlings ("Mr. Geerlings") and Phillip D. Wade ("Mr. Wade," and together with Mr. Geerlings, the "Stockholders," and each singly, a "Stockholder").

        WHEREAS, the Stockholders desire that Parent, Liquid Acquisition Corp., a Massachusetts corporation and wholly owned subsidiary of Parent ("Sub"), and Geerlings & Wade, Inc., a Massachusetts corporation (the "Company"), enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

        WHEREAS, the Stockholders are executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement;

        NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

        1. Representations and Warranties. Each Stockholder represents and warrants to Parent as follows:

               (a) The Stockholder is the record and beneficial owner of the number of shares (the "Stockholder's Shares") of capital stock, $0.01 par value, of the Company ("Company Capital Stock") set forth below such Stockholder's name on the signature page hereof. The Stockholder's Shares of Mr. Wade are subject to a Pledge Agreement dated July 27, 1997 (the "Pledge Agreement") between the Stockholder and BankBoston, N.A. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles. In the case of Mr. Wade, Mr. Wade has delivered to the Parent a true and correct copy of the Pledge Agreement as in effect on the date hereof.

               (b) Except for the obligations of Mr. Wade pursuant to the Pledge Agreement, neither the execution and delivery of this Agreement

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        nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

               (c) Except for the security interest in the Stockholder's Shares of Mr. Wade under the Pledge Agreement, the Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interests, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

               (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

               (e) The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 4 and, in the case of Mr. Geerlings only, the option in Section 5, are granted in consideration for the execution and delivery of the Merger Agreement by Parent and Sub.

        2. Voting Agreements. Each Stockholder agrees with, and covenants to, Parent as follows:

               (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the Merger, the execution and delivery by Company of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.


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               (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (ii) any amendment of the Company's Articles of Organization or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

        3.     Covenants.

               (a) Mr. Geerlings agrees with and covenants to Parent, and Parent agrees with and covenants to Mr. Geerlings, that, in the event of the exercise of the Option pursuant to the terms hereof, Mr. Geerlings shall cooperate with the Company and Parent, and Parent shall cooperate with Mr. Geerlings and the Company, at the request of the Company, in the preparation of any necessary filings with regulatory authorities concerning the Alcoholic Beverage Licenses (as defined in the Merger Agreement), including amendments to existing filings, and any related requests for approvals.

               (b) Except, in the case of Mr. Wade, in accordance with the Pledge Agreement, each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not, except as expressly permitted by Section 4.5 of the Merger Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Stockholder's Shares or any interest therein;
(iii) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement; (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares; (v) initiate, solicit or request, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal (as such term is defined in the Merger Agreement); or (vi) in the event of any unsolicited proposed Acquisition Proposal, engage in negotiations with or discussions with, or provide any information or data to, any person or entity (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal; provided, that the Stockholder may transfer (as defined above) any of the Stockholder's Shares to any other person or entity who is on the date hereof, or to any family member of a person or to any charitable institution which prior to the Stockholders Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of the "Stockholder" hereunder.


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        4.     Grant of Irrevocable Proxy; Appointment of Proxy.

               (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and Ronald S. Haft, Chief Executive Officer of Parent, and David J. Roodberg, Chief Financial Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of the Stockholder's Shares (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and (ii) against any Competing Transaction.

               (b) Each Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

               (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 41 of the Massachusetts Business Corporation Law.

        5. Option to Acquire Shares. In the event that the Merger Agreement is terminated by the Sub in accordance with Section 6.1(c) of the Merger Agreement or by the Company in accordance with Section 6.1(d) of the Merger Agreement, at the option of the Parent, Mr. Geerlings shall sell to the Parent or an Affiliate (as defined in the Merger Agreement) of the Parent that number of Stockholder's Shares of Mr. Geerlings set forth on the signature page hereof (the "Option Shares"), at a purchase price equal to the Per Share Merger Consideration (as defined in the Merger Agreement). This right of the Parent to acquire shares of Company Capital Stock is sometimes referred to in this Agreement as the "Option" and the entity purchasing such shares is sometimes referred to as the "Option Share Purchaser". In the event that the Parent is entitled to and wishes to purchase all or some of the Option Shares, the Parent shall give Mr. Geerlings written notice (the date of which being herein referred to as the "Notice Date") within fifteen (15) days of the termination of the Merger Agreement specifying (i) the total number of Option Shares it will purchase, and (ii) a place and date not earlier than three (3) business days nor later than sixty (60) business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of any regulatory agency is required in connection with such

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purchase, the Parent and Mr. Geerlings shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed; and provided further, that the Parent may, in the written notice referred to above, make the sale and purchase of the Option Shares and other securities referred to above contingent on the occurrence of the consummation of the transaction that is the subject of the Acquisition Proposal (as defined in the Merger Agreement) or Superior Proposal (as defined in the Merger Agreement) relating to any termination pursuant to
Section 6.1(c) or Section 6.1(d) of the Merger Agreement, in which case (i) the Parent may defer the sale and purchase referred to above up to the time immediately prior to the consummation of such other transaction and (ii) such Option shall expire on the one year anniversary of the termination of the Merger Agreement. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive order to close. At the Closing, the Option Share Purchaser shall pay to Mr. Geerlings the aggregate purchase price for the Option Shares purchased from Mr. Geerlings pursuant to this Section 5 in immediately available funds by a wire transfer to a bank account designated by Mr. Geerlings. At such Closing, simultaneously with the delivery of immediately available funds as provided in this Section 5, Mr. Geerlings shall deliver to the Option Share Purchaser the certificate or certificates representing the number of Option Shares being sold at such Closing and any other documents reasonably requested by the Parent to effect the transfer of the Option Shares from Mr. Geerlings to the Parent.

        6. Voting. The Parent agrees that if it or any of its Affiliates acquire any Option Shares pursuant to Section 5 of this Agreement, and if any vote or consent is requested in connection with any Acquisition Proposal or Superior Proposal relating to the termination of the Merger Agreement that caused the Option to become exercisable, then the Option Share Purchaser will vote the Option Shares as directed by Mr.
Geerlings.

        7.     Grant of Irrevocable Proxy; Appointment of Proxy.

        (a) The Parent hereby irrevocably grants to, and appoints, the Company and Jay L. Essa, Chief Executive Officer of the Company, and David R. Pearce, Chief Financial Officer of the Company, in their respective capacities as officers of the Company, and any individual who shall hereafter succeed to any such office of the Company, and each of them individually, the proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Option Share Purchaser, to vote the Option Shares, or grant a consent or approval in respect of the Option Shares, as provided in Section 6.

               (b) The Parent represents that any proxies heretofore given in respect of the Option Shares are not irrevocable, and that any such proxies are hereby revoked.


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               (c) The Parent hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Parent and any other Option Share Holder under this Agreement. The Parent hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. The Parent hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 41 of the Massachusetts Business Corporation Law.

        8. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any or all of the Stockholder's Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Capital Stock, or the acquisition of additional shares of Company Capital Stock or other voting securities of the Company by any Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Capital Stock or other voting securities of Company issued to or acquired by the Stockholder. In addition, each Stockholder agrees that in the event that Mr. Wade enters into an agreement with Parent, at any time after the date hereof and prior to the closing under the Merger Agreement, pursuant to which Mr. Wade grants an option (the "Wade Option") to Parent to purchase Stockholder's Shares of Mr. Wade on terms identical to those for the Option granted by Mr. Geerlings hereunder, and either free of the restrictions imposed by the Pledge Agreement or requiring the pledgee under the Pledge Agreement to observe the terms of the Wade Option in a form satisfactory to the Parent, then the number of Stockholder's Shares of Mr. Geerlings subject to the Option hereunder shall be reduced by the number of Stockholder's Shares subject to the Wade Option.

        9. Legends. Each Stockholder agrees that at the request of the Purchaser such Stockholder will place a legend, referring to this Agreement and in a form reasonably satisfactory to the Parent, on the certificates representing such Stockholder's Shares.

        10. Further Assurances. Each Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Stockholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein at the expense of Parent.

        11. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate, and the Option shall expire, upon the

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termination of the Merger Agreement pursuant to and in accordance with Section
6.1(a), (b), (e), (f), (g) or (h) thereof or upon consummation of the Merger (as defined in the Merger Agreement). In the event of a termination of the Merger Agreement pursuant to Section 6.1(c) or Section 6.1(d) thereof, (i) this Agreement and the rights and obligations of the parties hereunder shall terminate if the Option is not timely exercised pursuant to Section 5, (ii) this Agreement and the rights and obligations of the parties hereunder, other than the Stockholders' obligations under Sections 2, 3(b) and 4, shall survive and remain in full force and effect if the Option is timely exercised pursuant to Section 5 and (iii) the obligations of the Stockholders under Sections 2, 3(b) and 4 shall terminate effective upon such termination of the Merger Agreement.

        12. Enforcement Costs. If any party institutes an action for the enforcement of this Agreement, the prevailing party shall be entitled to reimbursement on demand of all costs and expenses of such action including reasonable legal fees.

        13.    Miscellaneous.

               (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

               (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address provided in the Merger Agreement; and (ii) if to a Stockholder, to its address shown below its signature on the last page hereof.

               (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (d) This Agreement may be executed in two or more counterparts, each of which shall be considered an original hereof and one and the same agreement.

               (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

               (f) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by

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operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by the proviso to Section 3(b). Any assignment in violation of the foregoing shall be void.

               (h) Each Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the Commonwealth of Massachusetts or any Commonwealth of Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the Commonwealth of Massachusetts or a Massachusetts state court. The foregoing remedies are in addition to, and not in lieu of, any payment required to be made by the Company pursuant to the terms of the Merger Agreement.

               (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

               (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

        14. Special Covenant. Each of the Stockholders agrees that, effective upon consummation of the Merger, (i) the Company shall be released from any obligation it may have to provide medical and dental coverage to the Stockholders and their families and (ii) such Stockholder will indemnify the Parent, the Sub and the Company from any and all claims by such Stockholder or any member of his family with respect to the medical and dental coverage referred to above.


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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this
Agreement as of the day and year first above written.

                                 LIQUID HOLDINGS INC.


                                 By: /s/ David J. Roodberg
                                    --------------------------------
                                    Name: David J. Roodberg
                                    Title: Executive Vice President
                                           and Chief Financial Officer


                                 STOCKHOLDERS:

                                 /s/ Huib Geerlings
                                 -----------------------------------
                                 Name:  Huib Geerlings

                                 Address: 129 Charles Street
                                          Boston, MA 02114

                                 Number of Shares:
                                 Beneficially Owned: 864,000

                                 Number of Shares
                                 Subject to Option:  543,333, subject to
                                                     adjustment as provided in
                                                     Section 8 of this
                                                     Agreement


                                 /s/ Phillip D. Wade
                                 -----------------------------------
                                 Name:  Phillip D. Wade
                                 Address: 16 Cress Farm Road
                                          Hingham, MA 02043

                                 Number of Shares
                                 Beneficially Owned: 451,000